Issuer Free Writing Prospectus dated January 6, 2022 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated January 6, 2022 and the Prospectus dated

December 12, 2019 Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”);
2.350% Senior Notes due 2027 (the “2027 Notes”);
3.100% Senior Notes due 2032 (the “2032 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	January 6, 2022

Settlement Date:	January 11, 2022 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	BofA Securities, Inc.
Commerz Markets LLC
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
MUFG Securities Americas Inc.

Diversity Firms:	Great Pacific Securities
Mischler Financial Group, Inc.
Siebert Williams Shank & Co., LLC

Terms Applicable to

Floating Rate Senior Notes due 2027

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	February 26, 2027

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from January 11, 2022

Interest Rate Basis:	Compounded SOFR (as defined under “Description of the Notes—Principal, Maturity and Interest— Floating Rate Notes” in the preliminary prospectus supplement dated January 6, 2022)

Spread to Compounded SOFR:	+104 bps

Interest Payment Dates:	February 26, May 26, August 26 and November 26 of each year, commencing on February 26, 2022

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on February 24, 2022, plus 104 bps

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date

Day Count Convention:	Actual / 360

Optional Redemption:	N/A

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Computershare Trust Company, N.A.

CUSIP / ISIN:	37045XDQ6 / US37045XDQ60

Terms Applicable to

2.350% Senior Notes due 2027

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	February 26, 2027

Public Offering Price:	99.902%, plus accrued and unpaid interest, if any, from January 11, 2022

Benchmark Treasury:	1.250% due December 31, 2026

Benchmark Treasury Price and Yield:	98-30 1⁄4: 1.470%

Spread to Benchmark Treasury:	+90 bps

Yield to Maturity:	2.370%

Coupon:	2.350%

Interest Payment Dates:	February 26 and August 26 of each year, commencing on August 26, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after January 26, 2027 (the date that is one month prior to the final maturity date). Prior to the par call date, make-whole call at T+15bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XDR4 / US37045XDR44

Terms Applicable to

3.100% Senior Notes due 2032

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	January 12, 2032

Public Offering Price:	99.897%, plus accrued and unpaid interest, if any, from January 11, 2022

Benchmark Treasury:	1.375% due November 15, 2031

Benchmark Treasury Price and Yield:	96-25; 1.732%

Spread to Benchmark Treasury:	+138 bps

Yield to Maturity:	3.112%

Coupon:	3.100%

Interest Payment Dates:	January 12 and July 12 of each year, commencing on July 12, 2022

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after October 12, 2031 (the date that is three months prior to the final maturity date). Prior to the par call date,make-whole call at T+25bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XDS2 / US37045XDS27

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BofA Securities, Inc. at (800) 294-1322, Commerz Markets LLC at (800) 233-9164, J.P. Morgan Securities LLC at (212) 834-4533, Scotia Capital (USA) Inc. at (800) 372-3930, SMBC Nikko Securities America, Inc. at (888) 868-6856 and Wells Fargo Securities, LLC at (800) 645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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